UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2011

Popular, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	001-34084	66-0667416
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

209 Munoz Rivera Ave., Popular Center Building , Hato Rey , Puerto Rico		00918
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-765-9800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events

Popular Agrees to Settle Securities Class Action Lawsuits

On January 27, 2011, Popular, Inc. (the “Corporation”) announced that it and the other named defendants had entered into two memoranda of understanding in connection with the settlement of five putative securities class actions filed in the United States District Court for the District of Puerto Rico and the Puerto Rico Court of First Instance, San Juan Part. The five class actions were previously consolidated into two separate actions: a securities class action captioned Hoff v. Popular, Inc., et al. and an Employee Retirement Income Security Act (ERISA) class action entitled In re Popular, Inc. ERISA Litigation.

Under the terms of the first memorandum of understanding, which related to the consolidated securities class action, subject to certain customary conditions, including court approval of a final settlement agreement, in consideration for the full settlement and release of all defendants, the amount of $37.5 million will be paid by or on behalf of the defendants (of which management expects approximately $30 million will be covered by insurance). The parties intend to file a stipulation of settlement and joint motion for preliminary approval within 45 days of the execution of the memorandum of understanding.

Under the terms of the second memorandum of understanding, which related to the ERISA class action, subject to certain customary conditions, including court approval of a final settlement agreement, in consideration for the full settlement and release of all defendants, the amount of $8.2 million will be paid by or on behalf of the defendants (all of which management expects will be covered by insurance). The parties intend to file a joint request to approve the settlement.

Popular does not expect to record any material gain or loss as a result of the settlements. Popular made no admission of liability in connection with either settlement.

At this point, the settlement agreements are not final and are subject to a number of future events, including approval of the settlements by the relevant courts. There can be no assurances that the settlements will be finalized or as to the timing of the payments described above.

Two separate derivative claims filed in the United States District Court for the District of Puerto Rico and the Puerto Rico Court of First Instance, San Juan Part making claims similar to those made in the settled cases were not included in the settlements. In addition, the Corporation is aware that a suit asserting similar claims on behalf of certain individual shareholders under the federal securities laws was filed on January 18, 2011, but the defendants have not yet been served.

The Corporation has issued a press release in connection with the settlements, a copy of which is attached hereto as Exhibit 99.1.

Popular Signs Letter of Intent to Sell Non-Performing Assets; Reclassifies Approximately $1 Billion of Loans as Held-for-Sale at Year End

On January 31, 2011, the Corporation announced that Banco Popular de Puerto Rico, its principal banking subsidiary, had signed a non-binding letter of intent to sell approximately $500 million (book value) of construction and commercial real estate loans, approximately 75% of which are non-performing, to a newly created joint venture that will be majority owned by an unrelated third party for a purchase price equal to 47% of their unpaid principal balance as of December 31, 2010.

The loans are part of a portfolio of approximately $610 million (book value) of construction, commercial real estate and land loans that were reclassified as loans held-for-sale as of December 31, 2010. The unpaid principal balance of the loans does not reflect any charge-offs previously taken by the Corporation, which are reflected in their book value. In addition, on December 31, 2010, the Corporation’s U.S. banking subsidiary, Banco Popular North America, reclassified approximately $395 million (book value) of U.S. non-conforming residential mortgage loans as loans available-for-sale and is pursuing potential loan sales alternatives. The reclassification of the U.S. and Puerto Rico portfolios will negatively impact pre-tax, fourth-quarter earnings by approximately $190 million.

As part of the Puerto Rico transaction, Banco Popular de Puerto Rico will make a 24.9% equity investment in the venture. Banco Popular will also provide financing to the venture for the acquisition of the loans in an amount equal to 50% of the purchase price and certain closing costs. In addition, Banco Popular will provide financing to the venture to cover unfunded commitments related to certain construction projects (subject to customary conditions of construction draws) and to fund certain operating expenses of the venture. The transaction, which is subject to the completion of due diligence and the execution of definitive documentation, as well as customary closing conditions, is expected to close during the first quarter of 2011.

The Corporation has issued a press release in connection with the letter of intent to sell non-performing assets and the reclassification of loans as held-for-sale at year end, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release dated January 27, 2011
99.2 Press release dated January 31, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Popular, Inc.

January 31, 2011	By:	/s/ Ileana Gonzalez

Name: Ileana Gonzalez
Title: Senior Vice President and Corporate Comptroller

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated January 27, 2011
99.2	Press release dated January 31, 2011